Exhibit (h)(13)

FIRST AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This First Amendment to Administrative Services Agreement (this “Amendment”), effective as of March 2, 2015, is made by and between the American Gas Association, Hennessy Funds Trust on behalf of its series the Hennessy Gas Utility Fund, and Hennessy Advisors, Inc.

RECITALS

WHEREAS, the parties previously entered into an Administrative Services Agreement, dated as of December 31, 2014 (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement to reflect that the fund formally known as the Hennessy Gas Utility Index Fund is now known as the Hennessy Gas Utility Fund.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The phrase “Hennessy Gas Utility Index Fund” is hereby replaced in its entirety with “Hennessy Gas Utility Fund” in each place where it appears.

2. Except as herein modified or amended, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

3. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERICAN GAS ASSOCIATION By: /s/ Kevin Hardardt Name: Kevin Hardardt Title: Chief Financial and Administrative Officer
HENNESSY FUNDS TRUST, on behalf of HENNESSY GAS UTILITY FUND By: /s/ Neil J. Hennessy Name: Neil J. Hennessy Title: President
HENNESSY ADVISORS, INC. By: /s/ Neil J. Hennessy Name: Neil J. Hennessy Title: President

Signature Page to First Amendment to Administrative Services Agreement